Exhibit 2.4

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

AND SERIES C PREFERRED STOCK

OF

IMAGE TECHNOLOGY LABORATORIES, INC.

Image Technology Laboratories, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was duly approved and adopted, as of June _____, 2011, by unanimous written consent of the Corporation’s Board of Directors in lieu of a meeting in accordance with Section 141(f) of the Delaware General Corporation Law, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with Section 151 of the Delaware General Corporation Law (“DGCL”), there is hereby created, out of the 5,000,000 shares of Preferred Stock, par value $.001 per share, of the Corporation (the “Preferred Stock”) two series of Preferred Stock consisting of 1,500 shares and 1,500,000 shares, respectively, which series shall have the following powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof:

1.           Number and Designation of Series B and C Preferred Shares.

(a)          Of the 5,000,000 shares of authorized Preferred Stock, 1,500 shares shall be designated and known as “Series B Convertible Preferred Stock” (hereinafter referred to as the “Series B Preferred”).

(b)          Of the 5,000,000 shares of authorized Preferred Stock, 1,500,000 shares shall be designated and known as “Series C Convertible Preferred Stock” (hereinafter referred to as the “Series C Preferred”).

2.           Dividends.

(a)          Each record holder of Series B Preferred shall be entitled to receive a paid-in-kind dividend of 5% per annum, which shall be cumulative but not compounded and payable in additional fully paid and nonassessable shares of Series B Preferred as of the last day of each calendar quarter. Dividends shall be paid by delivering to each holder of Series B Preferred a number of additional shares of Series B Preferred equal to 1.25% of number if the Series B Preferred shares originally issued to such holder and held as of the last day of the calendar quarter. The Corporation shall not issue fractional shares of Series B Preferred to which holders may become entitled pursuant to this subsection, but in lieu thereof, the Corporation shall defer delivery of the fractional share to the holder and apply such amount to dividends issued to such holder on the subsequent dividend payment date. Any additional shares of Series B Preferred issued pursuant to this section shall be subject in all respects to the same terms as the shares of Series B Preferred originally issued hereunder, except that no additional dividends shall be payable thereupon.

(b)          Each record holder of Series C Preferred shall be entitled to receive dividends in cash or in kind, in an amount per share equal to any dividend received by the holder of a share of Common Stock if, when and as declared by the Board of Directors in its sole discretion and shall participate pro rata along with the holders of Common Stock in any such dividend.

3.           Liquidation, Dissolution or Winding-Up.

(a)          In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or not, each holder of Series C Preferred shall be entitled to receive, before any amount shall be paid to holders of Common Stock or Series A or B Preferred, an amount equal to the original issue price of such Series C Preferred plus an amount equal to all dividends declared but unpaid thereon (collectively, the “Series C Preference Amount”). Thereafter, if assets or surplus funds remain in the Corporation after the payment of the Series C Preference Amount to the holders of Series C Preferred, the holders of Series A Preferred shall be entitled to receive, before any amount shall be paid to holders of the Series B Preferred or the Common Stock, an amount equal to the original issue price thereof plus all dividends declared but unpaid thereon (collectively, the “Series A Preference Amount”). Thereafter, if assets or surplus funds remain in the Corporation after the payment of the Series A Preference Amount to the holders of Series A Preferred, the holders of Series B Preferred shall be entitled to receive, before any amount shall be paid to holders of the Common Stock, an amount equal to the original issue price thereof plus all dividends declared but unpaid thereon (collectively, the “Series B Preference Amount”).Thereafter, if assets or surplus funds remain in the Corporation after the payment of the Series A, B and C Preference Amounts, such remaining assets or surplus funds shall be distributed to the holders of Common Stock, Series A Preferred, Series B Preferred and Series C Preferred (on a Common Stock-equivalent basis with respect to the Series B Preferred and on a per shares basis with respect to the Common Stock and Series A and C Preferred). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds distributed among the holders of any series of Preferred Stock shall be insufficient to permit the payment to such holders of such series of the full preference amount attributable thereto in accordance with this paragraph 3(a), then the entire assets and surplus funds of the Corporation legally available for distribution shall be distributed pro rata among the holders of such series based on the number of shares held by each.

4.           Voting Rights.

(a)          Except as otherwise required by law and except as to matters affecting the rights and preferences of the holders of the Series B Preferred, the Series B Preferred shall be non-voting and no holder of shares of the Series B Preferred shall be entitled to notice of any stockholders’ meeting, nor be entitled to vote on any matters on which the Common Stock or other series of Preferred Stock may be voted. Any matter affecting the rights and preferences of the holders of Series B Preferred shall require the affirmative vote of the holders of a majority of the issued and outstanding shares of Series B Preferred.

(b)          Each holder of shares of Series C Preferred shall be entitled to one vote for each share of Series C Preferred held on any matter and shall vote together with the Series A Preferred, Series B Preferred and Common Stock as a single class on all matters submitted to stockholders for a vote.

5.           Conversion of Series B Preferred. The shares of Series B Preferred may be converted into shares of the Corporation’s Common Stock as follows:

(a)          All or any portion of the issued and outstanding shares of the Series B Preferred shall be convertible, at the option of the Corporation or the holder thereof, at any time after the date of issuance and without the payment of any additional consideration therefor, into 2,700 fully paid and nonassessable shares of the Common Stock per share of Series B Preferred, provided that any portion of shares so converted shall be convertible only in multiples of 100 shares of such Series B Preferred.

(b)          Fractional Shares. No fractional shares of the Common Stock shall be issued upon conversion of the Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round the number of shares of Common Stock issuable on such conversion to the nearest whole share.

(c)          Mechanics of Conversion.

(i)          In order for a holder of Series B Preferred to convert shares of such Series B Preferred into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred at the office of the transfer agent for such Series B Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of such Series B Preferred represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of the Common Stock to be issued and the number of shares of such Series B Preferred to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the “B Conversion Date”) and the conversion shall be deemed effective as of the close of business on the B Conversion Date. The Corporation shall, as soon as practicable after the B Conversion Date, issue and deliver at such office to such holder of Series B Preferred, or to such holder’s nominees, a certificate or certificates for the number of shares of the Common Stock to which such holder shall be entitled.

(ii)         The Corporation shall at all times when shares of Series B Preferred shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of such Series B Preferred, such number of its duly authorized shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such Series B Preferred.

(iii)        If the Corporation elects to convert all or a portion of the Series B Preferred into shares of its Common Stock, then it shall provide the holders thereof with a notice of such conversion stating the number of shares to be converted and any instructions for return of certificates representing such shares, including a request that each holder provide it with written instructions for the delivery of shares of Common Stock issuable upon such conversion. The Corporation shall deliver the shares of Common Stock issuable upon such conversion to such holders within 30 days of such notice in accordance with the instructions of each holder or, if no such instructions are given by any holder, then by certified mail or overnight courier to the last known address of such holder. Upon receipt of such notice, the holders of Series B Preferred shall return certificates representing any shares so converted to the office of the transfer agent for such Series B Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such certificates shall be retired; provided, however, that any certificates not so returned shall be deemed null and void and of no further legal force or effect.

(iv)        All shares of Series B Preferred surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, to vote and to accrual of dividends shall immediately cease and terminate at the close of business on the B Conversion Date (except only the right of the holders thereof to receive shares of the Common Stock in exchange therefor).

6.           Redemption of Series B Preferred. Shares of Series B Preferred may be redeemed at the option of the Corporation at any time in multiples of 100 shares of such Series B Preferred at a price of $432 per share. In the event the Corporation elects to redeem all or a portion of the Series B Preferred, it shall provide notice to the holders thereof of such redemption, stating the number of shares to be redeemed and any instructions for return of certificates representing such shares, including a request that each holder provide it with written instructions for the delivery of payment for shares redeemed, and shall remit payment in the form of a check or by wire to such holders within 30 days of such notice for all shares so redeemed in accordance with the instructions of each holder or, if no such instructions are given by any holder, then by check sent by certified mail or overnight courier to the last known address of such holder. Upon receipt of such notice, the holders of Series B Preferred shall return certificates representing any shares so redeemed to the office of the transfer agent for such Series B Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such certificates shall be retired; provided, however, that any certificates not so returned shall be deemed null and void and of no further legal force or effect.

7.           Restrictions. Except as expressly provided herein or required by law, for so long as any shares of the Series B Preferred remain outstanding, then without the approval by vote or written consent of the holders of at least a majority of the outstanding shares of the Series B Preferred, voting as a separate class (each share of the Series B Preferred to be entitled to one vote for each share of the Common Stock into which it is then convertible), the Corporation shall not:

(a)          Amend or repeal any provision of the Corporation’s Certificate of Incorporation or By-Laws if such change would adversely affect the rights of the holders of the Series B Preferred;

(b)          Authorize or issue shares of any class of stock having any right, preference or priority superior to, or in parity with, the Series B Preferred, or issue any additional shares of the Series B Preferred (other than pursuant to a stock purchase agreement relating to the initial issuance of the Series B Preferred);

(c)          Alter or change the rights, preferences or privileges of the Series B Preferred;

(d)          Increase or decrease the authorized number of shares of the Series B Preferred;

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 25 day of July, 2011.

IMAGE TECHNOLOGY LABORATORIES, INC.

By:	/s/ Lewis M. Edwards
Lewis M. Edwards
Chairman, Vice President and Chief Technology Officer

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